Exhibit (k)(2)

ADMINISTRATION AGREEMENT

AB TAX-AWARE CREDIT OPPORTUNITIES FUND

This Agreement (“Agreement”) is made as of July 15, 2026 by and between AB Tax-Aware Credit Opportunities Fund, a Delaware statutory trust (the “Fund”), and AllianceBernstein, L.P., a Delaware limited partnership (the “Administrator”).

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms hereinafter set forth, and the Administrator wishes to be retained to provide such services; and

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator hereby agree as follows:

1. Duties of the Administrator.

(a) Employment of Administrator. The Fund hereby retains the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Fund (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. For the avoidance of doubt, to the extent the Fund establishes a subsidiary, this Agreement shall apply to such subsidiary.

(b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative and compliance services necessary for the operation of the Fund, including, but not limited to, maintaining financial records, filing of the Fund’s tax returns, overseeing the calculation of the Fund’s net asset value, compliance monitoring (including diligence and oversight of the Fund’s other service providers), preparing reports to the Fund’s shareholders and reports filed with the Securities and Exchange Commission (the “SEC”) and other regulators, preparing materials and coordinating meetings of the Board, managing the payment of expenses, the payment and receipt of funds for investments and the performance of administrative and professional services rendered by others, providing office space, equipment and office services, and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, conduct relations with sub-administrators, custodians, depositories, depositaries, transfer agents, escrow agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable in fulfilling its administrative duties. The Administrator shall make reports to the Board of its performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund.

(c) The Administrator is hereby authorized to enter into sub-administration agreements with one or more sub-administrator(s) or other service providers (each, a “Sub-Administrator”) as the Administrator determines necessary in order to fulfill its responsibilities hereunder, subject to the oversight of the Board, with the scope of such services and oversight to be set forth in each sub-administration agreement. The Administrator and not the Fund shall be responsible for any compensation payable to any Sub-Administrator; provided, however, that AllianceBernstein, L.P., in its capacity as the Fund’s investment adviser (the “Adviser”), shall have the right to direct the Fund to pay directly to any Sub-Administrator the amounts due and payable to such Sub-Administrator from the fees and expenses payable to the Administrator under this Agreement.

2. Records. The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and will maintain and keep such books, accounts and records in accordance with the Investment Company Act. The Administrator may delegate the foregoing responsibility to a third party with the consent of the Board, subject to the oversight of the Administrator and the Fund. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it or its delegate maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it or its delegate maintains for the Fund pursuant to Rule 31a-1 and/or Rule 31a-4 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 or Rule 31a-4, as applicable, under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3. [Reserved.]

4. Compensation; Allocation of Costs and Expenses.

(a) In full consideration of the provision of the services of the Administrator, the Fund shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations, except as otherwise provided herein and/or in that certain Investment Advisory Agreement, by and between the Fund and the Adviser, as amended from time to time (the “Advisory Agreement”). The Fund will be responsible and hereby assumes the obligation for payment of all other costs and expenses of the Fund’s operations, administration and transactions, including, but not limited to:

(i) the cost of the Fund’s organization and any offerings;

(ii) the cost of calculating the Fund’s net asset value, including the cost of any third-party valuation services;

(iii) the cost of effecting sales and repurchases of the Fund’s shares and other securities, including, without limitation, as provided for under the Fund’s program to conduct periodic repurchase offers;

(iv) interest payable on debt, if any, to finance the Fund’s investments;

(v) investment advisory fees, including management fees and incentive fees (as applicable), to the Adviser, pursuant to the Advisory Agreement;

(vi) fees payable to third parties relating to, or associated with, making investments, including legal fees and expenses and fees and expenses associated with performing due diligence reviews of prospective investments and advisory fees as well as expenses associated with such activities (including travel-related expenses (including in connection with potential investment and trading activity and which may include first-class travel));

(vii) broken deal expenses;

(viii) expenses of consultants, paying agents, registrars, servicers, financial advisors, investment bankers;

(ix) fees and expenses relating to data and pricing services (e.g., Bloomberg);

(x) trading order management systems (e.g., Everest and Efront) whose primary purpose is to support the Fund’s trading activities and related record keeping as well as the expenses of any subsidiary or special purpose vehicle in which the Fund invests;

(xi) the costs associated with protecting the Fund’s interests in its investments, including legal fees;

(xii) transfer agent and custodial fees;

(xiii) fees and expenses associated with marketing and investor relations efforts (including attendance at investment conferences and similar events);

(xiv) federal and state registration fees;

(xv) any exchange listing fees;

(xvi) U.S. federal, state, and local and non-U.S. taxes;

(xvii) Independent Trustees’ fees and expenses (including travel and other costs associated with the performance of Independent Trustees’ responsibilities);

(xviii) brokerage commissions;

(xix) costs of proxy statements, stockholders’ reports and notices;

(xx) costs of preparing government filings, including periodic and current reports with the SEC;

(xxi) fidelity bond, liability insurance and other insurance premiums;

(xxii) direct costs and expenses of administration, including printing, mailing, long distance telephone and staff;

(xxiii) fees and expenses associated with independent audits and outside legal costs;

(xxiv) costs associated with the Fund’s reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws and any fees (including licensing fees) and expenses relating to the Fund’s adherence with rules of any self-regulatory organization or applicable law in connection with the Fund’s activities;

(xxv) all other fees and expenses payable to third parties that the Adviser or Administrator retain to provide administrative services to the Fund, including, but not limited to, any sub-administrators or compliance providers;

(xxvi) document storage and obligation tracking systems; and

(xxvii) all other expenses incurred by the Adviser or by the Administrator in connection with administering the Fund’s business, including payments made under this Agreement based upon the Fund’s allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations to the Fund under this agreement, including rent, the fees and expenses associated with performing administrative functions, and the Fund’s allocable portion of the costs of compensation, benefits and related expenses of the Adviser’s Chief Financial Officer, Chief Compliance Officer, and any administrative support staff, including accounting personnel, legal personnel who assist with the Fund’s investment or trading activity, tax personnel, preparation and distribution of annual reports (including Form N-CSR), notices, statements and other communications to investors, the cost and expenses relating to accounting and legal personnel who assist with internal asset management and oversight, monitoring of third-party service providers, cash management services that are administrative in nature, fund accounting and computer hardware and software.

To the extent that expenses to be borne by the Fund pursuant to this section are paid by the Adviser and/or the Administrator, the Fund shall reimburse the Adviser and/or the Administrator, as applicable, for such expenses; provided, however, that the Adviser and/or the Administrator, as applicable, may elect, from time to time and in its sole discretion, to bear certain of the Fund’s expenses set forth above.

(c) From time to time, the Administrator, or its affiliates, may pay third-party providers of goods or services. Unless such expenses are specifically assumed by the Adviser, Administrator or their affiliates under this Agreement or the Advisory Agreement, the Fund will reimburse the Adviser, the Administrator or such affiliates thereof for any such amounts paid on the Fund’s behalf. From time to time, the Adviser and the Administrator may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by the Fund’s shareholders.

(d) Costs and expenses of the Administrator or its affiliates, that are eligible for reimbursement by the Fund will be reasonably allocated to the Fund on the basis of time spent, assets under management, usage rates, proportionate holdings, a combination thereof or other reasonable methods determined by the Administrator.

5. Limitation of Liability of the Administrator; Indemnification.

(a) The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Administrator) (collectively, the “Indemnified Parties”) shall not be liable to the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss that is found by a court of competent jurisdiction, upon entry of a final judgment rendered and unappealable or not timely appealed, to have resulted primarily from willful misfeasance, bad faith or gross negligence on the part of the Administrator in the performance of its duties, or from reckless disregard by the Administrator of its obligations and duties under this Agreement or conviction of a felony. With respect to the engagement of sub- administrators pursuant to this Agreement, notwithstanding the generality of this Section 5, the Administrator shall not be responsible or liable for any act or omission by any such sub- administrator or other service provider. The Fund shall, to the maximum extent permitted by applicable law, indemnify (out of its assets) and hold the Indemnified Parties harmless, and the Fund hereby releases each of the Indemnified Parties to the fullest extent permitted by applicable law, from and against any and all Losses (as defined below), including, without limitation, Losses incurred in investigating, preparing or defending any action (including any action to enforce this Section 5), claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing by or before any court, Governmental Authority (as defined below), arbitration or mediation, whether pending or threatened, whether or not an Indemnified Party is or may be a party thereto, which, in the judgment of the Board, arise out of, relate to or are in connection with this Agreement or the management or conduct of the Fund’s business activities and affairs, except for any such Losses that are found by a court of competent jurisdiction, upon entry of a final judgment rendered and unappealable or not timely appealed, to have resulted primarily from willful misfeasance, bad faith or gross negligence on the part of the Administrator in the performance of its duties, or from reckless disregard by the Administrator of its obligations and duties under this Agreement or conviction of a felony (the “Indemnification Obligations”). Nothing in this Agreement shall in any way constitute a waiver or limitation by the Fund of any rights or remedies which may not be so limited or waived in accordance with applicable law.

(b) The termination of any proceeding by settlement shall not be deemed to create a presumption that the Indemnified Party involved in such settlement acted in a manner which constituted fraud, bad faith, gross negligence or intentional misconduct. The indemnification provisions of this section may be asserted and enforced by, and shall be for the benefit of, each Indemnified Party, and each Indemnified Party is hereby specifically empowered to assert and enforce such right. The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law or equity and shall extend to its heirs, successors, assigns and legal representatives.

(c) The Board is specifically authorized and empowered, for and on behalf of the Fund, to enter into any agreement or undertaking with any Indemnified Party not itself a party to this Agreement that the Board considers to be necessary or advisable to give full effect to the provisions of this section. The consent of any person who is not a party to this Agreement (including, without limitation, any Indemnified Party) is not required for any amendment to, or variation, release, rescission or termination of, this Agreement, except as otherwise required by law.

(d) “Losses” means any and all damages, losses, disbursements, suits, claims, liabilities, obligations, judgments, fines, penalties, interest, charges, amounts paid in settlement, costs and expenses (including, without limitation, attorneys’ fees and expenses) arising out of or related to pending, threatened or concluded litigation and interest on any of the foregoing or the amount of any liability which the Fund may owe pursuant to a guarantee the Fund has provided in connection with an investment.

(e) “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any other person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

6. Non-Exclusivity. The services of the Administrator are not exclusive, and the Administrator may engage in any other business or render similar or different services to others. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as trustees, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and trustees, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

7. Permissible Interests. Subject to and in accordance with the Declaration of Trust of the Fund now in effect (as it may be amended from time to time, the “Declaration of Trust”), Trustees, officers, agents, and shareholders of the Fund are or may be interested in the Administrator (or any successor thereof) as directors, officers, agents, shareholders or otherwise; directors, officers, agents, partners, and shareholders of the Administrator are or may be interested in the Fund as Trustees, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a shareholder or otherwise; and the effect of any such interrelationships shall be governed by the Declaration of Trust and the provisions of the Investment Company Act.

8. Duration and Termination.

(a) This Agreement shall become effective as of the date first written above. This Agreement may be terminated at any time, without the payment of any penalty, on 120 days’ written notice, by the Fund or by the Administrator. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(b) This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Fund’s Board of Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c) The provisions of Section 5 (Limitation of Liability of the Administrator; Indemnification) of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement, the Administrator shall be entitled to any amounts owed under Section 4 incurred through the date of termination or expiration.

9. Name and Marks. If AllianceBernstein, L.P. ceases to serve as the Fund’s investment adviser and/or administrator, or, in any event, if AllianceBernstein, L.P. so requests in writing, the Fund agrees to take all necessary action to change its name to a name not including the terms “AB.” AllianceBernstein, L.P. may from time to time make available without charge to the Fund for its use such marks or symbols owned by AllianceBernstein, L.P., including marks or symbols containing the terms “AB” or any variation thereof, as AllianceBernstein, L.P. may consider appropriate. Any such marks or symbols so made available will remain the property of AllianceBernstein, L.P. and AllianceBernstein, L.P. shall have the right, upon notice in writing, to require the Fund to cease the use of such mark or symbol at any time.

10. Amendments of this Agreement. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

11. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware applicable to contracts formed and to be performed entirely within the State of Delaware, without regard to conflict of laws principles; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

12. Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

13. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all parties to execute the same counterpart hereof.

15. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

16. Forum. Each party irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Delaware, and, by execution and delivery of this Agreement, each party hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives, to the fullest extent permitted by law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Board (on their own behalf or on behalf of the Fund) to commence legal actions or proceedings or otherwise proceed against the Adviser in any other jurisdiction. Nothing in this Section 16 shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

17. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AB TAX-AWARE CREDIT OPPORTUNITIES FUND		ALLIANCEBERNSTEIN, L.P.

By:	/s/ Brian Doyle-Wenger	By:	/s/ Leon Hirth
Name:	Brian Doyle-Wenger	Name:	Leon Hirth
Title:	Assistant Secretary	Title:	Assistant Secretary